Exhibit 99.1
Johnson Controls Reports 2009 Second Quarter Financial Results; Expects Return to Profitability in
Third Quarter
     Milwaukee, Wisc. . . . April 21, 2009. . . .For the second quarter of fiscal 2009, Johnson Controls reported net sales of $6.3 billion and a loss of $193 million, or $0.33 per diluted share. These results compare with net sales of $9.4 billion and income of $289 million, or $0.48 per diluted share, for the second quarter of 2008.
     The second quarter 2009 results include restructuring charges of $230 million ($185 million net of tax), $81 million in non-recurring tax benefits and a $7 million tax benefit resulting from the increase in the first quarter effective tax rate from 24% to 31%. Excluding these items, the loss in the quarter was $0.16 per diluted share.
     “As we indicated three months ago, the second fiscal quarter was going to be challenging due to the depressed automotive production volumes. During the quarter, we implemented additional cost reduction initiatives and actions to enhance our liquidity position,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer. “We started to see improvements in the financial performance of our Automotive Experience business toward the end of the second quarter, and we expect significantly lower operating losses in the third quarter. We believe the automotive improvement, combined with the solid profitability of our Building Efficiency and Power Solutions businesses, will enable us to report positive earnings for the remainder of 2009.”
     Building Efficiency sales in the 2009 second quarter were $3.0 billion, down 10% from $3.3 billion versus last year. Excluding the effect of currency, sales were down 2%. North America systems sales were up slightly, while demand for the company’s performance contracting offerings increased by 16% over the prior year. The increases were offset by double-digit declines in the North American residential HVAC business. Technical services were also lower as customers continued to defer discretionary maintenance and equipment retrofits.
     Due to its high concentration in the institutional buildings market, the company reported that its backlog of uncompleted contracts in the second quarter was $4.5 billion, up 1% (up 6% excluding currency) versus the previous year. Johnson Controls noted that it was experiencing softness in the global new construction markets and that some government customers delayed awarding contracts for energy efficiency projects pending eligibility for funding under the American Reinvestment and Recovery Act (ARRA) stimulus package.
     The company said that it had identified a project pipeline worth $535 million that is directly attributable to the ARRA. The company said it expects the stimulus program to benefit its backlog later this year and have a positive impact on its financial performance beginning in 2010.

     Building Efficiency reported segment income of $90 million in the second quarter of fiscal 2009 compared to $177 million in 2008, due to lower earnings in Latin and South America and a larger loss in its North American residential business, which was adversely impacted by non-recurring charges associated with profit improvement initiatives. The increased loss in the residential business accounted for more than 40% of the overall segment income decline by Building Efficiency.
     In the second quarter, Johnson Controls was selected to participate in a $20 million energy efficiency retrofit of the landmark Empire State Building in New York. The project is expected to reduce energy use by more than $4 million annually. The project includes retrofits of the building’s chillers, a building control system upgrade and Web-based tenant-specific energy management systems.
     Power Solutions sales in the second quarter were $905 million, down 38% from $1.5 billion in the year ago period. Lower lead prices and currency translation negatively impacted revenues; overall unit volumes were 9% lower. Original equipment automotive battery volume was lower in both North America and Europe due to the decline in auto production levels, while aftermarket demand was comparable with last year.
     Power Solutions segment income was $66 million in the second quarter, down 46% from $121 million last year. The company said the decline was due primarily to the lower unit volume, costs associated with footprint consolidations as well as increased investments for expansion in Asia and hybrid batteries.
     In the second quarter, the company was awarded a contract to supply batteries in certain markets to Genuine Parts / NAPA, a new customer for Johnson Controls.
     In addition, Johnson Controls announced it had received $149 million in incentives from the State of Michigan to build a lithium-ion hybrid battery manufacturing facility in Holland, Michigan. This $220 million facility, with an initial capacity to build 15 million cells annually, would support the company’s lithium-ion production contracts with Ford, Azure Dynamics and other expected customers as the hybrid and electric vehicle industry continues to gain a foothold in the United States.
     Automotive Experience sales in the quarter declined 47% to $2.4 billion versus $4.7 billion last year due to significantly lower production volumes globally. Automotive production in North America was down 51% versus a year ago to a level not seen in more than 40 years. European production declined 41%, although Johnson Controls said it is beginning to see positive volumes in certain countries where governments are providing incentives to consumers who scrap old cars and purchase new vehicles.
     The Automotive Experience segment reported a loss of $275 million in the quarter versus a profit of $155 million in the 2008 period, due to the lower global volumes. Johnson Controls said it expected the Automotive Experience loss in the third fiscal quarter would be less than $50 million and affirmed that it forecast the business to achieve break-even results in the fourth fiscal quarter. These expected improvements are primarily the result of cost reduction initiatives and lower commodity costs.
     The company said that the restructuring initiative announced in March 2009 is expected to be slightly accretive in 2009 and to provide approximately $0.15 per diluted share incremental benefit in 2010.

     The restructuring program announced in September 2008 is approximately 70% complete and progressing ahead of schedule. It is expected that the financial benefits of this restructuring program will be increasingly accretive to earnings through the remainder of the 2009 fiscal year, and will provide a $0.20 — $0.25 per diluted share incremental benefit in 2010.
     “We continue to invest in areas that support our growth strategies and are implementing strategies and disciplines to take advantage of the opportunities to gain share in our industries,” Mr. Roell said. “While there are still many uncertainties in the global economy, we continue to believe we are positioned to report profitable financial results in the future.”
###
Johnson Controls is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 130,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit www.johnsoncontrols.com.
###
Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2009 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, liquidity, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in the Company’s Form 8-k (filed March 9, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
###

April 21, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2009	2008
Net sales	$6,315	$9,406
Cost of sales	5,633	8,096

Gross profit	682	1,310

Selling, general and administrative expenses	(803)	(888)
Restructuring costs	(230)	—
Net financing charges	(46)	(66)
Equity income	2	31

Income (loss) from continuing operations before income taxes and minority interests	(395)	387

Provision for income taxes	(183)	81
Minority interests in net earnings (loss) of subsidiaries	(19)	17

Net income (loss)	$(193)	$289

Diluted earnings (loss) per share	$(0.33)	$0.48

Diluted weighted average shares	594	601

Shares outstanding at period end	594	593

April 21, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2009	2008
Net sales	$13,651	$18,890
Cost of sales	12,284	16,273

Gross profit	1,367	2,617

Selling, general and administrative expenses	(1,662)	(1,838)
Restructuring costs	(230)	—
Net financing charges	(102)	(135)
Equity income (loss)	(134)	48

Income (loss) from continuing operations before income taxes and minority interests	(761)	692

Provision for income taxes	59	145
Minority interests in net earnings (loss) of subsidiaries	(19)	23

Net income (loss)	$(801)	$524

Diluted earnings (loss) per share	$(1.35)	$0.87

Diluted weighted average shares	594	602

Shares outstanding at period end	594	593

April 21, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	March 31,	September 30,
	2009	2008
ASSETS
Cash and cash equivalents	$311	$384
Accounts receivable — net	4,745	6,472
Inventories	1,648	2,099
Other current assets	1,748	1,721

Current assets	8,452	10,676

Property, plant and equipment — net	3,949	4,389
Goodwill	6,320	6,513
Other intangible assets — net	749	769
Investments in partially-owned affiliates	668	863
Other noncurrent assets	1,586	1,777

Total assets	$21,724	$24,987

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$797	$743
Accounts payable and accrued expenses	4,370	6,366
Other current liabilities	2,520	2,701

Current liabilities	7,687	9,810

Long-term debt	3,994	3,201
Other noncurrent liabilities	1,944	2,316
Minority interests in equity of subsidiaries	199	236
Shareholders’ equity	7,900	9,424

Total liabilities and shareholders’ equity	$21,724	$24,987

April 21, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended March 31,
	2009	2008
Operating Activities
Net income (loss)	$(193)	$289

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	191	194
Equity in earnings of partially-owned affiliates, net of dividends received	27	(22)
Minority interests in net earnings (loss) of subsidiaries	(19)	17
Deferred income taxes	(78)	(29)
Loss on sale of discontinued operations	—	—
Non-cash restructuring costs	46	—
Other — net	7	13
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	196	(57)
Inventories	263	(68)
Restructuring reserves	108	(18)
Accounts payable and accrued liabilities	(197)	75
Change in other assets and liabilities	(244)	(96)

Cash provided by operating activities	107	298

Investing Activities
Capital expenditures	(158)	(174)
Sale of property, plant and equipment	—	17
Acquisition of businesses, net of cash acquired	(10)	(43)
Other — net	(41)	(42)

Cash used in investing activities	(209)	(242)

Financing Activities
Increase (decrease) in short and long-term debt — net	219	(89)
Payment of cash dividends	(77)	(78)
Other — net	69	(63)

Cash provided by (used in) financing activities	211	(230)

Increase (decrease) in cash and cash equivalents	$109	$(174)

April 21, 2009

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Six Months Ended March 31,
	2009	2008
Operating Activities
Net income (loss)	$(801)	$524

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	381	385
Equity in earnings of partially-owned affiliates, net of dividends received	59	—
Minority interests in net earnings (loss) of subsidiaries	(19)	23
Deferred income taxes	222	(20)
Non-cash restructuring costs	46	—
Non-cash impairment of long-lived assets	110	—
Non-cash impairment of equity investment	152	—
Other — net	42	52
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	1,324	429
Inventories	341	(150)
Restructuring reserves	56	(32)
Accounts payable and accrued liabilities	(1,853)	(760)
Change in other assets and liabilities	(270)	25

Cash provided by (used in) operating activities	(210)	476

Investing Activities
Capital expenditures	(426)	(361)
Sale of property, plant and equipment	3	32
Acquisition of businesses, net of cash acquired	(32)	(69)
Other — net	(111)	(90)

Cash used in investing activities	(566)	(488)

Financing Activities
Increase (decrease) in short and long-term debt — net	759	(196)
Payment of cash dividends	(154)	(143)
Other — net	98	(90)

Cash provided by (used in) financing activities	703	(429)

Increase (decrease) in cash and cash equivalents	$(73)	$(441)

April 21, 2009

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	(unaudited)			(unaudited)
(in millions)	2009	2008	%	2009	2008	%
Net Sales
Building efficiency	$2,965	$3,299	-10%	$6,052	$6,543	-8%
Automotive experience	2,445	4,650	-47%	5,576	9,239	-40%
Power solutions	905	1,457	-38%	2,023	3,108	-35%

Net Sales	$6,315	$9,406		$13,651	$18,890

Segment Income
Building efficiency	$90	$177	-49%	$69	$340	-80%
Automotive experience	(275)	155	-277%	(604)	233	-359%
Power solutions	66	121	-45%	106	254	-58%

Segment Income	$(119)	$453		$(429)	$827

Financing charges — net	(46)	(66)		(102)	(135)
Restructuring costs	(230)	—		(230)	—

Income from continuing operations before income taxes and minority interests	$(395)	$387		$(761)	$692

Net Sales
Products and systems	$4,717	$7,593	-38%	$10,364	$15,302	-32%
Services	1,598	1,813	-12%	3,287	3,588	-8%

	$6,315	$9,406		$13,651	$18,890

Cost of Sales
Products and systems	$4,362	$6,646	-34%	$9,635	$13,388	-28%
Services	1,271	1,450	-12%	2,649	2,885	-8%

	$5,633	$8,096		$12,284	$16,273

(1) Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and minority interest, excluding net financing charges and restructuring costs.
Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
2. Restructuring Costs
As part of its continuing efforts to reduce costs and improve the efficiency of its global operations, the Company announced a restructuring plan in the second quarter of fiscal year 2009 and recorded a $230 million restructuring charge.
The restructuring charge relates to cost reduction initiatives in its automotive experience, building efficiency and power solutions businesses and includes workforce reductions and plant consolidations. The Company expects to substantially complete the initiatives in 2010. The automotive-related restructuring is in response to the fundamentals of the European, North American and Japanese automotive markets. The actions target reductions in the company’s cost base by decreasing excess manufacturing capacity due to lower industry production and the continued movement of vehicle production to low-cost countries, especially in Europe. Power solutions’ actions are focused on optimizing its regional manufacturing capacity to reflect lower overall demand for original equipment batteries resulting from lower vehicle production levels.
3. Impairment Charges
The Company reviews long-lived assets, including property, plant and equipment and other intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable. At December 31, 2008, the Company recorded a $77 million and $33 million impairment charge related to property, plant and equipment in the automotive experience business in North America and Europe, respectively. The impairment charge is included in cost of sales in the accompanying Condensed Consolidated Statements of Income.
At December 31, 2008, the Company also recorded a $152 million charge related to an impairment of an equity investment in a 48%-owned joint venture with US Airconditioning Distributors, Inc. in the Company’s building efficiency business. This impairment charge is included in equity loss in the accompanying Condensed Consolidated Statements of Income.

April 21, 2009

4. Income Taxes
In June 2006, the Financial Accounting Standards Board (FASB) issued FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. The Company adopted FIN 48 as of October 1, 2007. Upon adoption, the Company increased its existing reserves for uncertain tax positions by $93 million. The increase was recorded as a cumulative effect adjustment to shareholders’ equity of $68 million and an increase to goodwill of $25 million related to prior year business combinations. As of the adoption date, the Company had gross tax affected unrecognized tax benefits of $616 million of which $475 million, if recognized, would affect the effective tax rate. Also as of the adoption date, the Company had accrued interest expense and penalties related to the unrecognized tax benefits of $75 million (net of tax benefit). The net change in interest and penalties during the six months ended March 31, 2009 was not material. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense or goodwill, when applicable.
The Company’s federal income tax returns and certain foreign income tax returns for various fiscal years remain under various stages of audit by the Internal Revenue Service and respective foreign tax authorities. Although the outcome of tax audits is always uncertain, management believes that it has appropriate support for the positions taken on its tax returns and that its annual tax provisions included amounts sufficient to pay assessments, if any, which may be proposed by the taxing authorities. At March 31, 2009, the Company has recorded a liability for its best estimate of the probable loss on certain of its tax positions, the majority of which is included in other noncurrent liabilities in the accompanying Condensed Consolidated Statements of Financial Position. It is likely that the resolution of certain tax examinations will occur within the current fiscal year which may result in favorable tax reserve adjustments in an amount not to exceed $100 million.
In the first quarter of fiscal year 2009, the Company recorded a $30 million discrete period tax adjustment related to first quarter 2009 impairment costs using a blended statutory tax rate of 12.6%. Due to the tax rate change in the second quarter of fiscal 2009, the discrete period tax adjustment increases by $18 million for a total tax adjustment for the six months ended March 31, 2009 of $48 million.
In the second quarter of fiscal year 2009, the Company recorded a $27 million discrete period tax adjustment related to second quarter 2009 restructuring costs using a blended statutory tax rate of 19.2%.
The Company reviews its deferred tax asset valuation allowances on a quarterly basis, or whenever events or changes in circumstances indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with any other positive or negative evidence. Since future financial results may differ from previous estimates, periodic adjustments to the Company’s valuation allowance may be necessary.
In the first quarter of fiscal 2009, the Company performed an analysis of its worldwide deferred tax assets. As a result of the rapid deterioration in the economic environment, several jurisdictions incurred unexpected losses in the first quarter that resulted in cumulative losses over the prior three years. It was determined that it was more likely than not that the deferred tax assets would not be utilized in several jurisdictions including France, Mexico, Spain and the United Kingdom. Therefore, the Company recorded a $300 million valuation allowance as income tax expense. To the extent the Company improves its underlying operating results in these jurisdictions, these valuation allowances, or a portion thereof, could be reversed in future periods.
In the second quarter of fiscal 2009, the Company performed an analysis of its worldwide deferred tax assets. As a result, and after considering tax planning initiatives and other positive and negative evidence, the Company determined that it was more likely than not that the deferred tax asset associated with a capital loss on a French legal entity would be utilized. Therefore, the Company released $45 million of valuation allowances against income tax expense in the three month period ended March 31, 2009.
For the three and six months ended March 31, 2009, the tax provision decreased as the result of a $30 million tax benefit realized by a change in tax status of a French subsidiary. The change in tax status resulted from a voluntary tax election that produced a deemed liquidation for U.S. federal income tax purposes. The Company received a tax benefit in the U.S. for the loss from the decrease in value from the original tax basis of its investment. This election changed the tax status from a controlled foreign corporation (i.e. taxable entity) to a branch (i.e., flow through entity similar to a partnership) for U.S. federal income tax purposes and is thereby reported as a discrete period tax benefit in accordance with the provision of Statement of Financial Accounting Standards No. 109.
The Company filed a claim for refund in the period ended March 31, 2009, with the Internal Revenue Service related to interest computations of prior tax payments and refunds. The refund claim resulted in a tax provision decrease of $6 million.
In calculating the provision for income taxes, the Company uses an estimate of the annual effective tax rate based upon the facts and circumstances known at each interim period. On a quarterly basis, the annual effective tax rate is adjusted, as appropriate, based upon changed facts and circumstances, if any, as compared to those forecasted at the beginning of the fiscal year and each interim period thereafter. For the three months ended March 31, 2009, the Company increased its estimated annual effective income tax rate from continuing operations from 24% to 31%, primarily due to losses in jurisdictions for which no tax benefit is recognized. The estimated annual effective income tax rate from continuing operations for the three and six months ended March 31, 2008 was 21%.
The tables below show a reconciliation of the provision for income taxes for the three and six months ended March 31, 2009 (in millions):

	Three Months Ended		Six Months Ended
	March 31, 2009		March 31, 2009
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	$(122)	31.0%	$(235)	31.0%

Valuation allowance adjustment	(45)		255
Restructuring charges	27		27
Change in tax status of foreign subsidiary	(30)		(30)
Impairment charges	—		48
Interest refund	(6)		(6)
Effective tax rate adjustment	(7)		—

Provision for income taxes	$(183)	46.3%	$59	-7.7%